Exhibit 10.36
Compensation Arrangements with Named Executive Officers
Base Salaries
The following table sets forth the fiscal 2009 annual base salaries of FedEx’s named executive officers:

Name and
Current Position	Base Salary

Frederick W. Smith	$1,485,060
Chairman, President and Chief Executive Officer

Alan B. Graf, Jr.	$934,380
Executive Vice President and Chief Financial Officer

David J. Bronczek	$975,756
President and Chief Executive Officer – FedEx Express

T. Michael Glenn	$861,312
Executive Vice President, Market Development and Corporate Communications

David F. Rebholz	$905,640
President and Chief Executive Officer – FedEx Ground
Mr. Smith’s fiscal 2009 base salary is effective as of July 16, 2008. The fiscal 2009 base salaries of the other named executive officers are effective as of July 1, 2008.
Fiscal 2009 Annual Incentive Compensation Plans
Chairman, President and Chief Executive Officer
Frederick W. Smith’s fiscal 2009 annual bonus will be determined by the achievement of corporate objectives for fully diluted earnings per share (“EPS”) for fiscal 2009. The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, may adjust Mr. Smith’s bonus amount upward or downward based on their evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership and the following corporate performance measures:
•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;

•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;

•	FedEx’s market capitalization;

•	FedEx’s revenue and operating income growth relative to competitors;

•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items), and weighted average cost of capital;

•	Analyst coverage and ratings for FedEx’s stock;

•	FedEx’s U.S. and international revenue market share; and

•	FedEx’s reputation rankings by various publications and surveys.
None of these factors will be given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.
Mr. Smith’s annual bonus target for fiscal 2009 is 130% of his base salary, with a maximum payout of 300% of his target bonus.
Non-CEO Named Executive Officers
The fiscal 2009 annual bonus target payouts for the non-CEO named executive officers, as a percentage of base salary, are as follows:

Name	Target Payout

Alan B. Graf, Jr.	90%
David J. Bronczek	100%
T. Michael Glenn	90%
David F. Rebholz	80%
The maximum payout for each executive is 240% of his target bonus.
The fiscal 2009 annual bonus for the non-CEO named executive officers will be based on:
•	the achievement of individual objectives established at the beginning of the fiscal year for each executive (30% of each executive’s target bonus); and

•	the achievement of corporate objectives for EPS for fiscal 2009 (70% of each executive’s target bonus).
The annual bonus payout opportunity relating to individual performance is contingent upon achievement of EPS objectives under the bonus plan (as well as achievement of the individual performance objectives). Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2009.
The annual bonus payout opportunity relating to company financial performance ranges, on a sliding scale, from a minimum amount if the annual bonus plan’s pre-established EPS threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded.

Long-Term Incentive Program
FedEx’s long-term incentive (“LTI”) plans for the three-fiscal-year periods 2007 through 2009, 2008 through 2010 and 2009 through 2011, provide long-term cash bonus opportunities to members of upper management, including the named executive officers, for fiscal 2009, 2010 and 2011, respectively, if certain aggregate EPS goals established by the Board of Directors are achieved with respect to those periods. No amounts can be earned for the fiscal 2007 through 2009, 2008 through 2010 and 2009 through 2011 plans until 2009, 2010 and 2011, respectively, because achievement of the EPS goals can only be determined following the conclusion of the applicable three-fiscal-year period.
FedEx acquired Kinko’s, Inc. (now known as FedEx Office) in fiscal 2004. During the fourth quarter of fiscal 2008, FedEx recorded a charge of approximately $891 million ($696 million, net of tax, or $2.23 per diluted share), predominantly for impairment of the value of the Kinko’s trade name and the goodwill recorded as a result of the Kinko’s acquisition. The Board of Directors, upon the recommendation of its Compensation Committee, decided that this charge would be excluded from fiscal 2008 EPS for the purposes of (i) determining achievement levels under the LTI plans for the three-fiscal-year periods 2007 through 2009 and 2008 through 2010, and (ii) setting EPS goals under the LTI plan for the three-fiscal-year period 2009 through 2011.
The following table sets forth estimates of the possible future payouts to each of FedEx’s named executive officers under FedEx’s LTI plans:

		Estimated Future Payouts
	Performance	Threshold	Target	Maximum
Name	Period	($)	($)	($)

Frederick W. Smith	FY2007– FY2009	875,000	3,500,000	5,250,000
	FY2008– FY2010	875,000	3,500,000	5,250,000
	FY2009– FY2011	875,000	3,500,000	5,250,000

Alan B. Graf, Jr.	FY2007– FY2009	300,000	1,200,000	1,800,000
	FY2008– FY2010	300,000	1,200,000	1,800,000
	FY2009– FY2011	300,000	1,200,000	1,800,000

David J. Bronczek	FY2007– FY2009	375,000	1,500,000	2,250,000
	FY2008– FY2010	375,000	1,500,000	2,250,000
	FY2009– FY2011	375,000	1,500,000	2,250,000

T. Michael Glenn	FY2007– FY2009	300,000	1,200,000	1,800,000
	FY2008– FY2010	300,000	1,200,000	1,800,000
	FY2009– FY2011	300,000	1,200,000	1,800,000

David F. Rebholz	FY2007– FY2009	250,000	1,000,000	1,500,000
	FY2008– FY2010	250,000	1,000,000	1,500,000
	FY2009– FY2011	250,000	1,000,000	1,500,000

The estimated individual future payouts set forth in the table above are set dollar amounts ranging from threshold (minimum) amounts, if the EPS goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the estimated future payouts shown in this table will be achieved.
Other Arrangements
FedEx’s named executive officers are eligible to receive certain other annual compensation, including certain perquisites and other personal benefits, such as personal use of corporate aircraft (though the officers are required to reimburse FedEx for substantially all of the incremental cost of such usage), security services and equipment (pursuant to FedEx’s executive security procedures) and tax return preparation and financial counseling services.
In addition, FedEx’s named executive officers receive tax reimbursement payments relating to restricted stock awards, certain business-related use of corporate aircraft and certain perquisites.

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